As filed with the Securities and Exchange Commission on October 9, 2018

Registration No. 333-200923

Registration No. 333-200919

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KLX Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1639172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Corporate Center Way, Wellington, Florida	33414
(Address of principal executive offices)	(Zip Code)

KLX INC. LONG-TERM INCENTIVE PLAN

KLX INC. EMPLOYEE STOCK PURCHASE PLAN

KLX INC. NON-EMPLOYEE DIRECTORS STOCK AND DEFERRED COMPENSATION PLAN

KLX INC. 2014 DEFERRED COMPENSATION PLAN

(Full Title of Plans)

Michael F. Senft

KLX Inc.

1300 Corporate Center Way

Wellington, Florida 33414

(561) 383-5100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by KLX Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-200923, originally filed with the Securities and Exchange Commission on December 12, 2014, which registered the offer and sale of (i) 5,000,000 shares of the Company’s common stock, $0.01 par value per share, issuable pursuant to the KLX Inc. Long-Term Incentive Plan, (ii) 300,000 shares of the Company’s common stock, $0.01 par value per share, issuable pursuant to the KLX Inc. Employee Stock Purchase Plan and an indeterminate amount of interests to be offered or sold pursuant to the KLX Inc. Employee Stock Purchase Plan, and (iii) 200,000 shares of the Company’s common stock, $0.01 par value per share, issuable pursuant to the KLX Inc. Non-Employee Directors Stock Purchase and Deferred Compensation Plan; and

•                  Registration Statement No. 333-200919, originally filed with the Securities and Exchange Commission on December 12, 2014, which registered $20,000,000 of Deferred Compensation Obligations under the KLX Inc. Deferred Compensation Plan.

The Company is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by the Company pursuant to the above-referenced Registration Statements.

On October 9, 2018, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2018, as amended on June 1, 2018  (the “Merger Agreement”), by and among the Company, The Boeing Company, a Delaware corporation (“Boeing”), and Kelly Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Boeing (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly owned subsidiary of Boeing.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Wellington, State of Florida on the 9th day of October, 2018.

KLX Inc.

By:	/s/ Denise McKinney
Name: Denise McKinney
Title: Vice President

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, KLX Inc., as the administrator of the KLX Inc. Employee Stock Purchase Plan, has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Wellington, State of Florida on the 9th day of October, 2018.

KLX Inc.

By:	/s/ Denise McKinney
Name: Denise McKinney
Title: Vice President